Exhibit 10.1
March 30, 2006
By Personal Delivery
Mr. Richard E. Goodrich
3 Oakley Downs
The Woodlands, TX 77382
Dear Rich:
Earlier this week, we agreed to amend your Severance Agreement (the “Agreement”) and our February 13, 2006 letter agreement amending that Agreement so that you will remain employed by Chicago Bridge & Iron Company (Delaware) (“Company” or “CB&I”) through April 30, 2006 (although we could mutually agree in writing to shorten or extend that period
While you continue to be an employee of CB&I, you will continue to receive compensation at your current base salary and will continue to receive all Company benefits (including perquisites) you were receiving as of the date you signed the Agreement.
To the extent other provisions of your Agreement were tied to or reflected a February 13, 2006 retirement date, those provisions are changed so that April 30, 2006 (or another date mutually agreed to in writing by you and CB&I) is instead the operative date. Further, your Agreement for Consulting Services will not take effect until a day after you are no longer employed by CB&I, and it will last for two (2) years from that date.
Other than the provisions we have specifically amended in this letter, all other provisions of the Agreement and your Agreement for Consulting Services remain in effect.
If you agree to amend your Agreement consistent with this letter, please sign below and return this document to me. If not, let’s discuss this matter.
Sincerely,
/s/David P. Bordages
David P. Bordages
VP- Human Resources & Administration
Agreed:
/s/ Richard E. Goodrich
Richard E. Goodrich
____________________________
March 30, 2006